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                                   Exhibit 23

                               Consent of KPMG LLP

The Board of Directors
Southern Financial Bancorp, Inc.

We consent to the incorporation by reference in Registration Statement No. 333-68706 on Form S-8, of Southern Financial Bancorp, Inc. of our report dated January 22, 2003, relating to the consolidated balance sheets of Southern Financial Bancorp, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Southern Financial Bancorp, Inc.

                                 /s/ KPMG LLP

Richmond, Virginia
March 28, 2003